Exhibit 10.2
BBI
INTERNATIONAL
CONSULTING
Adding Value to the Biofuels Industry
Agreement for Project Development Services
          This Agreement for Project Development Services (the “Agreement”) is made and entered into on this 14th day of April, 2006, between Barton County Ethanol Project Steering Team, hereafter known as “Client,” and BBI International, hereafter known as “Contractor.”
          Client is identified as:
Barton County Ethanol Project Steering Team
P.O. Box 69
Liberal, MO 64762-0069
Attn: Jim McClendon
          Contractor is identified as:
BBI International
228 North F Street, Suite 1
P.O. Box 1146
Salida, CO 81201
(719) 539-0300
          Whereas, Client desires assistance in carrying out project development and project financing activities required to build an ethanol plant in the Barton County area of Missouri, and Contractor is willing to complete said tasks.
          Now, therefore, it is mutually agreed that,
          Client retains the services of Contractor to conduct the tasks outlined in “Attachment A,” under the following conditions and tenets:
1.	CONTRACT TASKS. Contractor shall complete the tasks specified in “Attachment A.” Changes to the Agreement tasks cannot be made, after contract signing, without the express written consent of both Client and Contractor.

2.	BEST INTERESTS. Contractor shall represent the best interest of Client at all times.

3.	PROJECT DEVELOPMENT RETAINER, EXPENSES, SUCCESS FEE. Contractor shall carry out the project development activities specified in Attachment A. Client shall pay Contractor a monthly retainer of $10,000 per month plus travel expenses and other approved expenses. In no event shall Client be obligated to pay Contractor a total retainer hereunder in excess of $120,000 without written modification of this Agreement. All travel will be completed as economically as possible.

Contractor will invoice Client at the beginning of each month for the current month’s retainer and for travel expenses from the prior month. The first monthly payment shall be due upon execution by all parties of this Agreement. Subsequent invoices shall be paid net 20-days after receipt and approval of invoices by Client. Contractor shall itemize each invoice to detail the work performed and all travel or other expenses, including design, printing, advertising and rentals related to project financing tasks. Any expense in excess of $500.00 must be pre-approved by Client.

In addition, Contractor will collect a success fee upon Successful Financial Closing for the project. Successful Financial Closing is defined as actual closing (execution and delivery of all documents) by the Client with its project lender(s) providing for all financing, including senior and subordinated debt, and any other project financing characterized by debt obligations as required by the project’s Senior Debt lender.

The success fee shall be one and one-quarter percent (1.25%) of the total capitalized cost of the project, less the total amount of monthly retainers paid to contractor. The success fee (less monthly retainer payments) is payable to Contractor upon Successful Financial Closing and is not payable if the project does not close.

4.	CONFIDENTIALITY. Contractor agrees to maintain as confidential all information obtained in the process of completing the project. This obligation of confidentiality shall survive the termination of this Agreement and remain if effect until such time Client releases Contractor from the confidentiality obligation.

5.	DURATION. The duration of this Agreement shall be the time necessary to achieve Successful Financial Closing. Client’s and Contractor’s goal is to achieve Successful Financial Closing in twelve (12) months or less from the date this Agreement is signed by all parties. Client agrees that this goal is non-binding and is aware that it may take longer to reach Successful Financial Closing.

6.	TERMINATION. Client may initiate the termination of this Agreement should Contractor fail to fulfill its obligations under this Agreement. However, Client will allow for consultation and provide Contractor the opportunity to cure the cause for termination. Client may also terminate this Agreement if, in the sole discretion of Client, the completion of the ethanol project becomes infeasible for any reason. Termination of the contract must be in writing.

7.	DISPUTE RESOLUTION. If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. The parties shall attempt to select a mutually acceptable mediator. If the parties cannot agree upon a mediator, the parties shall seek assistance in the appointment of a mediator from the District Judge in the County of Barton, State of Missouri.

8.	CHOICE OF LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Missouri. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, subject to Paragraph 7 herein, shall be instituted and maintained in the County of Barton, State of Missouri. Each party waives the right to change of venue, or to file any action, suit or judicial proceeding in federal court. Notwithstanding this provision, if it is judicially determined that either party may file an action, suit or judicial proceeding in federal court, such action, suit or judicial proceeding shall be in the Federal District Court for the District of Missouri.

9.	ENTIRE AGREEMENT This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and wholly cancels, terminates and supersedes all prior written and oral agreements, understandings and representations, collateral or otherwise between them. The Parties may amend this Agreement only in writing signed by both Parties.

10.	NON-CIRCUMVENT. Client agrees that it will not in any manner attempt to circumvent Contractor with respect to Contractor’s responsibilities and compensation set forth herein.

11.	ENUREMENT AND ASSIGNMENT. This Agreement shall enure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. Except as specifically provided in this Agreement, the provisions of this Agreement are for the exclusive benefit of the Parties hereto and no other person or entity shall be a third party beneficiary or have any rights by virtue of this Agreement. Neither party shall sell, assign or in any manner transfer its interests herein, in whole or in part, without the written consent of the other party.

12.	PROPERTY. Contractor retains all intellectual property in its work product and hereby provides Client with an exclusive, non-transferable license to use such work product for the purposes intended, provided that all amounts due and owing by Client under this Agreement have been paid to Contractor.

13.	HEADINGS AND SEVERABILITY. All headings appearing in this Agreement are for convenience of reference only and shall not be considered in any interpretation hereof. The provisions of this Agreement shall be deemed to be severable, and any illegality, invalidity or unenforceability of any provision or part thereof in this Agreement shall not affect the legality, validity or enforceability of the remaining provisions or part thereof of this Agreement.

IN WITNESS WHEREOF, CLIENT AND CONTRACTOR, by and through its proper officers duly authorized to execute this Agreement, have hereunto set their hands.

BARTON COUNTY ETHANOL PROJECT STEERING TEAM

By:	/s/ Jim McClendon

Printed Name:	Jim McClendon

Title:	Chairman

Date:	4-14-06

BBI INTERNATIONAL

By:	/s/ Mark Yancy

Printed Name:	Mark Yancy

Title:	Vice President

Date:	4-17-06

ATTACHMENT A
Ethanol Project Development and Project Financing
Scope of Work
Contractor shall provide the project development and project financing services required to develop an ethanol project through Successful Financial Closing and groundbreaking. Contractor and Client will work closely together to complete the following project development and project financing activities.
Contractor will assign specific individuals, with the required skills, to complete the required tasks for the project. Contractor will assign a Project Manager to the project who will be responsible for all aspects of managing Contractor’s work and coordinating communications with Client. When necessary, Contractor will assist in the selection of and negotiations with appropriate subcontractors.
The Project Development tasks are subdivided into two major activities: Project Management and Project Financing.
Project Management

Task 1.	A strategic planning meeting will be held to reach full agreement on the path forward and to introduce the BBI Project Development Team to the Client. At this meeting we will review the scope of work and project development strategy, and finalize responsibilities and assignments. BBI will develop along with Client, a realistic timeline for the project’s development.

Task 2.	If Client has not done so, BBI will work with Client in selecting appropriate legal counsel for business formation and determination of the tax and liability implications for the project directors, owners and investors. Legal counsel will also be required for the development of offering documents. BBI recommends that Client have local representation for issues such as purchasing the site, as well as council that is experienced in ethanol project development issues.

Task 3.	BBI will analyze various project options as needed throughout the development of the project including the project site, technology options, energy production options and the appropriate plant capacity. BBI will complete a feasibility study for the project once these issues have been satisfactorily resolved. BBI will update the feasibility study as needed to secure project financing.

Task 4.	BBI will complete a Business Plan for the project and update it regularly as the project is developed and specific issues are resolved.

Task 5.	BBI will assist and make recommendations in the initial screening of qualified ethanol process design/build and engineering firms. BBI will develop a Request for Proposal to be sent to the selected finalists for the design and construction of the ethanol plant. BBI’s team of experts will prepare a detailed technical and financial analysis of the proposals. Client will interview and make the final selection of the process design/build company and general contractor for the project.

Task 6.	BBI will assess and advise Client of capital and equity requirements, and will develop a projection of the timing of expenditures throughout the project development phase.

Task 7.	BBI and Client will jointly develop and implement a strategy for raising seed capital to advance the project through the Project Development and Financing phases of the project.

Task 8.	Client and BBI will jointly develop a political strategy that will help move the project forward. BBI will also develop a media strategy and media package for the project.

Task 9.	Client and BBI will meet with local government officials to advise them of the project and garner their support for the project.

Task 10.	BBI will work with Client to organize a tour of several ethanol facilities for Client, government officials, lenders and possible investors in the project.

Task 11.	BBI will work with Client to select and provide oversight of subcontractor(s) to secure all necessary permits. BBI will participate with subcontractors in all necessary meetings with permitting agencies and local government agencies as necessary to secure all required permits

Task 12.	BBI will assist Client in the negotiation of rail, water, sewer and other utility services as required.

Task 13.	BBI will identify and recommend appropriate marketing firms to Client and assist in negotiating marketing and off-take agreements for ethanol, distillers grains and possibly CO2.

Task 14.	BBI will interview and recommend to Client a risk management company. The risk management company will work with Client to manage variances in corn, natural gas, and ethanol prices.

Task 15.	Through the BBI Biofuels Recruiting Services®, BBI will work with Client to select and hire a General Manager, owner’s construction manager and other key personnel as needed for the project. BBI will recruit and screen candidates based on Client’s specifications. BBI will deliver resumes of individuals that have been screened to meet Client’s qualifications and are seriously interested in the position and the location of the project.

Project Financing

Task 16.	BBI will work with Client to raise equity via a private placement, SEC registered offering or other equity partnering arrangements. BBI will educate potential investors regarding the project that Client identifies. In addition to BBI’s experience in facilitating and organizing equity raising efforts, BBI’s contacts within the ethanol industry provide access to a significant number of potential investors and partners in the industry. BBI will introduce Client to potential investors and partners for the project and will direct efforts to raise the equity for the project.

It should be noted that all work performed within the equity raising portion of the scope of work will be under the guidance and limitations of both state and federal securities regulations.

Task 17.	BBI will develop a list of recommended lenders for the project, solicit loan term sheets and arrange meetings with these prospective lenders for project debt financing. BBI will assist in the preparation for and attend all meetings with prospective lenders. BBI will assist in the preparation and review of presentation materials, review term sheets, and assist in negotiating construction and permanent financing for the project. BBI will prepare certified Sources and Uses Statements and a certified Operating Budget for the project and other documentation as required by the project’s lender. Printing and graphic design charges, if any, will be the responsibility of Client.

Task 18.	BBI will make available its proprietary Financial Model to banks and prospective lenders (with an appropriate non-disclosure agreement in place) and assist lenders in using the BBI Financial Model as needed.